Exhibit 99.1

Onvia Contacts:

Cameron Way

Chief Financial Officer

Tel 206-373-9034

cway@onvia.com

Onvia, Inc. Reports First Quarter 2013 Results

Total revenue flat compared to same period last year; Subscription revenue grew 1.2% over same period last year

SEATTLE, WA — May 2, 2013 — Onvia, Inc. (NASDAQ: ONVI), a leading provider of comprehensive government-business market intelligence, reported financial results for the first quarter ended March 31, 2013.

Q1 2013 Results

•	Annual Contract Value up 2% to $18.9 million vs. Q1 2012

•	Annual Contract Value per Client up 14% to $4,915 vs. $4,315 in Q1 2012

•	Revenue flat at $5.5 million compared to Q1 2012

•	Gross margin at 83% in Q1 2013 and 84% in Q1 2012

•	Adjusted EBITDA decreased to $704,000 vs. $723,000 in Q1 2012

•	Net loss of $120,000 in Q1 2013 vs. net income of $60,000 in Q1 2012

Q1 2013 Operational Performance Summary

	Q1 13	Q4 12	Change %	Q1 12	Change %
Annual Contract Value (ACV) (in millions)	$18.9	$18.8	1%	$18.5	2%
Content Licenses (in millions)	2.0	2.0	0%	2.0	0%

Total Contract Value (in millions)	$20.9	$20.8	0%	$20.5	2%

Total Clients	3,850	3,950	-3%	4,300	-10%
Annual Contract Value per Client (ACVC)	$4,915	$4,775	3%	$4,315	14%

First Quarter 2013 Results

Subscription revenue, which is the focus of our annual operating initiatives, grew by 1.2% over Q1 2012. This represents our first positive growth rate in subscription revenue since Q2 2010. Total revenue was expected to grow slightly in Q1 2013, however due to lower enterprise and content license revenue, revenue growth was flat with Q1 2012.

ACV increased by 2% to $18.9 million from $18.5 million one year ago. Growth in ACV indicates that client retention rates are improving and new client acquisitions are beginning to scale. ACV represents the aggregate annual value of our subscription contracts and is a leading indicator of future revenue growth. For more information about ACV, see “About Annual Contract Value (ACV)” below.

Annual Contract Value per Client for the entire customer base increased 14% to $4,915 per client in Q1 2013 compared to $4,315 in Q1 2012. Growth in ACVC demonstrates that an increasing number of our clients have a strategic interest in the public sector. Companies within this target market typically have higher ACVC and renew at higher rates which are key attributes of a profitable long-term client.

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As of March 31, 2013, Onvia has 3,850 clients, down 10% from 4,300 clients during the same period one year ago. Our strategy is to continue to improve profitability by acquiring and managing fewer strategic clients at a higher ACVC. We expect this trend to continue until new client acquisitions and improving retention rates offset client attrition. We believe that ACV is a better measure of quarterly sales activity.

Operating expenses in the first quarter of 2013 increased 2.4% to $4.7 million compared to $4.6 million in Q1 2012. This increase is attributable to the expansion on the Small/Medium Business or SMB acquisition sales team in Q4 2012.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter decreased to $704,000, compared to Adjusted EBITDA of $723,000 in the same year-ago period. Net loss was $120,000 or $(0.01) cents per diluted share, compared to net income of $60,000 or $0.01 cents per diluted share in the first quarter of 2012. Adjusted EBITDA and net income were down as expected compared to one year ago primarily due to the expansion of the SMB acquisition team.

At March 31, 2013, cash, cash equivalents and investments increased by $188,000 to 12.5 million compared to the end of 2012. On April 2, 2013, Onvia repurchased 1.2 million shares of its outstanding common stock from a third party at $3.50 per share. Cash on hand was reduced by $4.3 million to $8.1 million. We believe that the remaining cash balance is adequate to fund operations until EBITDA and free cash flow accelerate in the future.

2013 Initiatives

“In 2013 we are focused on growing revenue and EBITDA, leveraging the foundation we have built over the last 2 years,” stated Hank Riner, Onvia’s President and Chief Executive Officer. “We identified four initiatives to achieve this goal. We believe the successful execution of these initiatives will deliver improved financial results in 2013 compared to 2012.”

“Our first initiative is to successfully expand the SMB acquisition sales process across a team that we expanded by 40% in the fourth quarter of 2012. We measure the success of this initiative by improving new client ACVC and the growth rate in SMB acquisition sales year over year. In Q1 2013, SMB acquisition bookings increased by 33% over the same year ago period. New client ACVC declined to $8,020 from $8,376 in Q1 2012. The decline in ACVC is due to the new hires added in Q4 2012. Our new hires are ramping consistently but collectively not as quickly as we projected. We believe that full ramp for the team will be achieved at approximately 9 months, beginning in the fourth quarter of 2013.

“Our second initiative is to maximize growth with our SMB customer base. We believe that many of our clients do not receive the optimal Onvia solution for their public sector business objectives. The success of this initiative will be measured by the growth in contract value of existing contracts in 2013 when compared with 2012. In Q1 2013, growth in contract value of existing contracts increased by 11% compared to the same year ago period.

“Our third initiative is to strengthen the value of our database and continue to add solutions to help our customers win more government business. In Q1 2013 we launched Onvia 6 with a workflow user interface that is another step in improving the usability of our solutions. We expect to complete normalization of vendor names in Q2 2013. Throughout 2013 we expect to introduce vendor intelligence for competitor and partner analytics, improve the workflow of our lead generation service and expand the agency intelligence that we provide to our customers. The success of this initiative will be measured by our ability to deliver the roadmap on schedule and within budget.

“Our fourth initiative is to develop and begin to execute a strategy for Enterprise sales that is scalable for 2014,” concluded Mr. Riner. “Our objective is to be in a position by the end of 2013 to grow Enterprise in 2014 with the right people, process and solutions. The success of this initiative will be measured by the development of this plan by the end of 2013.”

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Conference Call

Onvia will hold a conference call later today (May 2, 2013) to discuss our first quarter results. CEO Hank Riner and CFO Cameron Way will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Thursday, May 2, 2013

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Dial-In Number: 1-866-952-1907

International: 1-785-424-1826

Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia’s website at www.onvia.com. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day and until June 3, 2013:

Toll-free replay number: 1-877-870-5176

International replay number: 1-858-384-5517

Replay pass-code: 11638

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Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company’s liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia’s competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See “Reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA” below for further information on this non-GAAP measure and for a reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA for the periods indicated.

Onvia, Inc.

Reconciliation of GAAP Net (Loss) / Income to Adjusted EBITDA

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
GAAP net (loss) / income	$(120)	$1,344	$60

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(9)	(12)	(16)
Depreciation and amortization	760	743	659
Amortization of stock-based compensation	73	74	20
Benefit for income taxes		(1,559)

Adjusted EBITDA	$704	$590	$723

About Annual Contract Value (ACV)

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV), which represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia’s revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenues from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV. ACV is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “intend,” “plan,” “expect,” “should,” “indicate” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Forward-looking statements contained in this release may relate to, but are not limited to,

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statements regarding Onvia’s future results of operations, the progress to be made by Onvia’s transformation plan, the amount of cash and cash equivalents held by Onvia after the share repurchase, Onvia’s future financial flexibility and future cash flows and Onvia’s future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s “targeted accounts” strategy may fail to increase contract value of new customers; Onvia’s investment in sales and marketing fail to improve sales penetration and client retention rates; client adoption of Onvia’s enterprise solutions may be slower than expected; identifying partners to distribute Onvia’s content may be slower than expected; Onvia’s new product releases may fail to improve sales penetration and client retention rates; and Onvia’s technology may fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, as applicable, in Onvia’s Annual Report on Form 10-K for the year December 31, 2012 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Any forward-looking statement made by Onvia in this release is as of the date indicated. Factors or events that could cause Onvia’s actual results to differ may emerge from time to time, and it is not possible for Onvia to predict all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia, Inc.

For more than 13 years Onvia (NASDAQ: ONVI), has been successfully delivering the research, analytics and tools companies rely on to develop winning government business strategies. Onvia tracks, analyzes and reports historical, real-time and future spending of tens of thousands of state and local government agencies, giving companies a single source for conducting open, intelligent and efficient business with government. Along with providing an exclusive suite of integrated business tools for a wide variety of industries, Onvia offers DemandStar, the automated system that streamlines agency procurement processes. Onvia was founded in 1996 and is headquartered in Seattle, Washington. For information about Onvia visit www.onvia.com.

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Onvia, Inc.

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2013 and March 31, 2012

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
	(In thousands, except per share data)
Revenue
Subscription	$4,761	$4,703
Content license	493	537
Management information reports	166	145
Other	78	111

Total revenue	5,498	5,496
Cost of revenue	923	860

Gross margin	4,575	4,636
Operating expenses:
Sales and marketing	2,859	2,747
Technology and development	998	1,042
General and administrative	847	803

Total operating expenses	4,704	4,592

(Loss) / Income from operations	(129)	44
Interest and other income, net	9	16

Net (loss) / income	$(120)	$60

Unrealized gain / (loss) on available-for-sale securities	—	—

Comprehensive (loss) / income	$(120)	$60

Basic net (loss) / income per common share	$(0.01)	$0.01

Diluted net (loss) / income per common share	$(0.01)	$0.01

Basic weighted average shares outstanding	8,554	8,505

Diluted weighted average shares outstanding	8,554	8,802

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ONVIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$6,685	$3,888
Short -term investments, available-for-sale	5,826	8,435
Accounts receivable, net of allowance for doubtful accounts of $43 and $42	1,509	1,278
Prepaid expenses and other current assets	738	581

Total current assets	14,758	14,182

LONG TERM ASSETS:
Property and equipment, net of accumulated depreciation	1,683	1,729
Internal use software, net of accumulated amortization	5,483	5,540
Deferred tax assets, net of current portion	2,175	2,175
Other long-term assets	92	92

Total long term assets	9,433	9,536

TOTAL ASSETS	$24,191	$23,718

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$820	$855
Accrued expenses	633	823
Unearned revenue, current portion	8,273	7,535
Other current liabilities	374	631

Total current liabilities	10,100	9,844

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	803	728
Deferred rent, net of current portion	617	394
Other long-term liabilities	127	242

Total long term liabilities	1,547	1,364

TOTAL LIABILITIES	11,647	11,208

STOCKHOLDERS’ EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,566,289 and 8,528,307 shares issued; and 8,566,263 and 8,528,281 shares outstanding	1	1
Treasury stock, at cost: 26 and 26 shares	—	—
Additional paid in capital	353,231	353,077
Accumulated other comprehensive loss	1	1
Accumulated deficit	(340,689)	(340,569)

Total stockholders’ equity	12,544	12,510

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$24,191	$23,718

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Onvia, Inc.

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2013 and March 31, 2012

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(120)	$60
Adjustments to reconcile net (loss) / income to net cash provided by operating activities:
Depreciation and amortization	760	659
Idle lease accrual	(44)	(18)
Stock-based compensation	73	20
Change in operating assets and liabilities:
Accounts receivable	(231)	(38)
Prepaid expenses and other assets	(157)	(166)
Accounts payable	(69)	(62)
Accrued expenses	(139)	(30)
Unearned revenue	813	508
Deferred rent	71	(35)

Net cash provided by operating activities	957	898

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(321)	(88)
Additions to internal use software	(505)	(358)
Purchases of investments	(3,031)	(3,313)
Sales of investments	2,881	1,263
Maturities of investments	2,759	2,772
Return of security deposits	—	45

Net cash provided by investing activities	1,783	321

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	(24)	(22)
Proceeds from exercise of stock options	81	38

Net cash provided by financing activities	57	16

Net increase in cash and cash equivalents	2,797	1,235

Cash and cash equivalents, beginning of period	3,888	3,378

Cash and cash equivalents, end of period	$6,685	$4,613

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